Infinity Property and Casualty Corporation Announces Estimated Catastrophe Losses Related to Hurricane Harvey

Birmingham, Alabama – September 6, 2017 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) today announced estimated catastrophe losses related to Hurricane Harvey.

Hurricane Harvey made landfall in Texas on Friday, August 25, 2017, as a Category 4 hurricane.  The storm produced unprecedented rainfall and significant flooding.  Infinity writes private passenger and commercial automobile insurance policies in Texas.  Claims handling is on-going and, through September 5, we have received 2,506 reported claims.

Based on current information available, we anticipate that we will exceed the retention on our catastrophe reinsurance program and have total losses of approximately $10 to $15 million before-tax ($6.5 to $9.8 million after-tax), net of reinsurance recoveries and including reinstatement premium, for all product lines in connection with this historic event.

For 2017, our catastrophe reinsurance protection is $95 million in excess of $5 million per event.  The first $10 million of coverage is reinsured at 50% with the remaining layers at 100%.  Each layer has one reinstatement.  All reinsurers on the program are rated “A” or better by A. M. Best.

Infinity Property and Casualty Corporation (NASDAQ: IPCC) is a provider of personal and commercial automobile insurance primarily meeting the needs and choices of urban and Hispanic customers.  Its products are offered through a network of approximately 10,800 independent agencies and brokers.  For more information about Infinity, please visit http://www.infinityauto.com.

Source:    Infinity Property and Casualty Corporation

Contact:    Jamie Whatley
Investor Relations
james.whatley@ipacc.com
(205) 803-8346